UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

July 27, 2006

MONOLITHIC POWER SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51026	77-0466789
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

983 University Avenue, Building A

Los Gatos, California 95032

(Address of principal executive offices) (Zip Code)

(408) 357-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 27, 2006, our Board of Directors adopted the 2006 Employee Bonus Plan (the “Plan”) for certain employees, including executive officers. The Plan is a variable cash incentive program designed to motivate participants to achieve financial and other performance objectives, and to reward them for their achievements when those objectives are met. The Plan is a discretionary bonus plan, and all payments thereunder are made solely at the discretion of the Board of Directors, as the plan administrator.

The amount of bonus payments actually made to individual employees will be based on the achievement of (i) certain individual performance objectives tailored to each employee’s role in the Company and (ii) certain Company performance objectives tied to the Company’s annual revenues and non-GAAP operating income, which excludes expenses for stock-based compensation. The Compensation Committee establishes the performance measures for each executive officer and has the authority to modify these measures quarterly throughout the year as appropriate.

The table below describes the maximum potential bonus for fiscal year 2006 for the Company’s executive officers. Such amounts may be adjusted downward based upon each executive’s achievement of his or her individual objectives, as well as the Company’s achievement of the corporate objectives described above:

Maximum Potential Annual Bonus 2006
CEO	$80,000
CFO	$70,000
VP Operations	$70,000
VP Sales	$70,000
All Other Eligible Executives	$50,000

This description of the 2006 Employee Bonus Plan is qualified in its entirety by the Plan, which is filed as Exhibit 10.1 to this report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	2006 Employee Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 28, 2006	By:	/s/ C. Richard Neely, Jr.
C. Richard Neely, Jr.
Chief Financial Officer (Principal Financial and Accounting Officer and Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	2006 Employee Bonus Plan